Exhibit 10.2

FORM OF MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is entered into effective as of [•], 2017, by and between Tremont Mortgage Trust, a Maryland real estate investment trust, and Tremont Realty Advisors LLC, a Maryland limited liability company (the “Manager”).  Capitalized terms used but not defined in this Agreement shall have the meanings given to them in Exhibit A to this Agreement.

WHEREAS, the Company desires to engage the Manager for, and the Manager desires to provide, management and other services to the Company upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1.             Engagement.  Subject to the terms and conditions hereinafter set forth, the Company hereby engages the Manager to provide the management and other services contemplated by this Agreement with respect to the Company’s business and investments and the Manager hereby accepts such engagement.

2.             General Duties of the Manager.  The Manager shall use its reasonable best efforts to present to the Company a continuing and suitable investment program consistent with the investment guidelines of the Company.  Subject to the management, direction and oversight of the Board, the Manager shall be responsible for the Company’s day to day operations and shall conduct and perform (or cause to be conducted or performed) all corporate office functions for the Company, including, but not limited to the following:

(a)           consulting with the Board periodically regarding the Company’s investment policies, financing activities and operations;

(b)           investigating, analyzing and identifying possible investment opportunities and originating, acquiring, financing, selling, restructuring or disposing of investments for the Company;

(c)           with respect to prospective loans that the Company may originate, negotiating with borrowers the terms of such loans, conducting diligence regarding such loans, documenting and closing such loans and monitoring the performance of such loans;

(d)           with respect to possible purchases, sales or exchanges of investments, conducting negotiations on the Company’s behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

(e)           negotiating and entering into, on the Company’s behalf, debt financing arrangements, including repurchase agreements, loan agreements, interest rate swap agreements and other agreements and instruments appropriate for the Company to conduct its business;

(f)            collecting or overseeing the collection of amounts due to the Company;

(g)           engaging and supervising, on the Company’s behalf and at the Company’s expense, independent contractors that provide investment banking, securities brokerage, mortgage brokerage and other financial services, diligence services, underwriting review services, legal and accounting services and all other services (including transfer agent and registrar services) as may be required relating to the Company’s operations or investments (or potential investments);

(h)           providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(i)            administering the day to day operations and performing and supervising the performance of such other administrative functions for the Company as may be agreed upon by the Manager and the Company, including the collection of revenues and the payment of the Company’s debts and obligations;

(j)            communicating on the Company’s behalf with the holders of any of the Company’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and maintaining effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;

(k)           reviewing with the Board the Company’s qualification for taxation as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and treasury regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;

(l)            reviewing with the Board the maintenance of the Company’s exemption from the status of an investment company required to register under the 1940 Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause the Company to maintain such exemption;

(m)          monitoring the operating performance of the Company’s investments and providing periodic reports with respect thereto to the Board;

(n)           investing and reinvesting any monies and securities of the Company (including investing in interest or dividend paying, short term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to the Company’s shareholders) and consulting with the Board as to the Company’s capital structure and capital raising;

(o)           coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with the joint venture or co-investment partners;

(p)           assisting the Company in retaining, on the Company’s behalf and at its expense, qualified accountants and legal counsel to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, taxable REIT subsidiaries, and to conduct periodic compliance reviews thereof;

(q)           assisting the Company in qualifying to do business in all applicable jurisdictions and obtaining and maintaining all appropriate licenses;

(r)            assisting the Company in complying with all regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act, or by any securities exchange on which the Company’s securities are listed or traded;

(s)            assisting the Company in taking all necessary action to enable it to make required tax filings and reports, including to the extent required by the provisions of the Code applicable to REITs;

(t)            managing and assisting with the resolution of all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s operations, subject to such limitations or parameters as may be imposed from time to time by the Board;

(u)           using commercially reasonable efforts to cause expenses incurred by the Company or on the Company’s behalf to be commercially reasonable or commercially customary and within any parameters set by the Board from time to time;

(v)           assisting the Company in structuring long term financing for the Company’s portfolio of assets, and with respect to offering and selling securities publicly or privately in connection with any such financing;

(w)          consulting with the Board with respect to decisions regarding any financings or borrowings undertaken by the Company, including (i) assisting the Company in developing criteria for debt and equity financing and (ii) assisting the Company with respect to obtaining appropriate financing for its investments;

(x)           providing the Company with portfolio management and monitoring services;

(y)           arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business;

(z)           using commercially reasonable efforts to cause the Company to comply with all applicable Laws; and

(aa)         performing such other services as may be required from time to time for management and other activities relating to the Company’s assets and business as the Board shall reasonably request or the Manager shall deem appropriate under the particular circumstances.

In performing its services under this Agreement, the Manager may retain, for and on behalf of the Company, and at the Company’s sole cost and expense, such services of Persons as the Manager deems necessary or advisable in connection with the Company’s management and operations, which may include Affiliates of the Manager; provided, that any such services may only be provided by Affiliates of the Manager to the extent (i) such services are on arm’s length terms or at competitive market rates in relation to terms or rates that are then customary for agreements regarding the provision of such services to companies that have assets similar in type, quality and value to the Company’s assets or (ii) such services are approved by a majority of the Independent Trustees.  The Manager shall keep the Board reasonably informed on a periodic basis as to any services provided by the Manager and its Affiliates.  Notwithstanding anything herein to the contrary, fees, costs and expenses of any third party which is not an Affiliate of the Manager retained as permitted hereunder are to be paid by the Company. Without limiting the foregoing sentence, any such fees, costs or expenses which may be paid by the Manager or any of its Affiliates shall be reimbursed to the Manager or such Affiliate, as applicable, by the Company promptly following submission to the Company of a statement of any such fees, costs or expenses by the Manager.

Notwithstanding anything herein, it is understood and agreed that the duties of, and services to be provided by, the Manager pursuant to this Agreement shall not include (x) any services that would subject the Manager to registration with the Commodity Futures Trading Commission as a “commodity trading advisor” (as such term is defined in Section 1a(12) of the Commodity Exchange Act and in CFTC Regulation 1.3(bb)(1)), or affirmatively require it to make any exemptive certifications or similar filings with respect to “commodity trading advisor” registration status or (y) any services or the taking of any action that would render the Manager a “municipal advisor” as defined in Section 15B(e)(4) of the Exchange Act.

3.             Bank Accounts.  The Manager shall establish and maintain one or more bank accounts in its own name or in the name of the Company, and shall collect and deposit into such account or accounts and may disburse therefrom any monies on behalf of the Company; provided, that no funds in any such account shall be commingled with any funds of the Manager or any other Person unless separate records of the Company’s funds are maintained.  The Manager shall from time to time, or at any time requested by the Board, render an appropriate accounting of such collections and payments to the Board and to the auditors of the Company.

4.             Records.  The Manager shall maintain appropriate books of account and records relating to this Agreement, which books of account and records shall be available for inspection by representatives of the Company upon reasonable notice during ordinary business hours.

5.             Information Furnished to Manager.  The Board shall at all times keep the Manager fully informed with regard to the investment guidelines, operating policies, investment and financing strategies and leverage and hedging policies of the Company.  The Board shall keep the Manager reasonably informed with regard to the Board’s then current intentions as to the future of the Company.  The Board shall notify the Manager promptly of its intention to sell or otherwise dispose of any of the Company’s investments or to make new investments.  The Company shall furnish the Manager with such information with regard to its affairs as the Manager may from time to time reasonably request.  The Company shall retain legal counsel, accountants and third party consultants to provide such legal and accounting advice, services and opinions as the Manager or the Board shall deem necessary or appropriate to adequately perform the functions of the Company.

6.             REIT Qualification; Compliance with Law and Organizational Documents.  Anything else in this Agreement to the contrary notwithstanding, the Manager shall refrain from any activity which, in its good faith judgment, or in the judgment of the Board as transmitted to the Manager in writing, would (a) adversely affect the qualification of the Company for taxation as a real estate investment trust as defined and limited in the Code or which would make the Company subject to the 1940 Act, (b) violate any Law of any governmental body or agency having jurisdiction over the Company or over its securities or (c) not be permitted by the Declaration of Trust or Bylaws, except if such action shall be approved by the Board, in which event the Manager shall promptly notify the Board of the Manager’s judgment that such action would adversely affect such qualification, make the Company subject to the 1940 Act or violate any such Law or the Declaration of Trust or Bylaws and shall refrain from taking such action pending further clarification or instructions from the Board.  In addition, the Manager shall take such affirmative steps which, in its judgment made in good faith, or in the judgment of the Board as transmitted to the Manager in writing, would prevent or cure any action described in (a), (b) or (c) of this Section 6.

7.             Manager Conduct; Business Opportunities.

(a)           The Manager shall adhere to, and shall require its officers and employees in the course of providing services to the Company to adhere to, the Company’s Code of Business Conduct and Ethics, as in effect from time to time.

(b)           Neither the Manager nor any of its Affiliates shall sell any property or assets to the Company or purchase any assets from the Company, directly or indirectly, except as approved by a majority of the Independent Trustees.  No compensation, commission or remuneration shall be paid to the Manager or any of its Affiliates on account of services provided to the Company, except as contemplated by this Agreement or otherwise approved by a majority of the Independent Trustees.

(c)           The Manager and its Affiliates, and their respective directors, trustees, officers, employees and agents, may engage in other activities or businesses, including those that compete with the Company, and provide services to or act as the sponsor or manager to any other Person that may compete with the Company, including, among other things, with respect to the origination, acquisition, making, arranging or managing of first mortgage loans secured by middle market or transitional commercial real estate or other investments like those the Company intends to make. Notwithstanding the foregoing, for so long as the Manager is managing the Company, the Manager agrees, on behalf of itself and its Affiliates, that neither the Manager nor any of its Affiliates shall sponsor or manage any other Publicly Owned REIT that invests primarily in first mortgage loans secured by middle market and transitional commercial real estate located in the United States, unless such activity is approved by the Independent Trustees. The Company recognizes that it is not entitled to preferential treatment in receiving information, recommendations and other services from the Manager. The Manager shall act in good faith to endeavor to identify to the Independent Trustees any conflicts that may arise among the Company, the Manager and/or any other Person on whose behalf the Manager may be engaged.  The Company hereby acknowledges the conflicts of interest that may exist with regard to the allocation of investment opportunities and for the time and attention of the Manager, RMR and their personnel as set forth herein and agrees that the Manager, RMR and their Affiliates may resolve such conflicts in good faith and in their fair and reasonable discretion. In the case of such a conflict, the Manager, RMR and their Affiliates shall endeavor to allocate investment opportunities in a fair and reasonable manner, taking into account such factors as they deem appropriate.  In doing so, they may allocate investments, including those within the Company’s investment objectives, to RMR and its other clients.

(d)           If the Manager, any of its Affiliates or any of their respective directors, trustees, officers, employees or agents acquires knowledge of a potential business opportunity, the Company renounces any potential interest or expectation in, or right to be offered or to participate in, such business opportunity to the maximum extent permitted by Maryland Law.  Accordingly, to the maximum extent permitted by Maryland Law (i) no such Person is required to present, communicate or offer any business opportunity to the Company and (ii) such Person, on his or her own behalf or on behalf of any other Person, shall have the right to hold and exploit any business opportunity, or to direct, recommend, offer, sell, assign or otherwise transfer such business opportunity to any Person other than the Company.  The taking by any such Person for itself, himself or herself, or the offering or other transfer to another Person, of any potential business opportunity whether pursuant to this Agreement or otherwise, shall not constitute or be construed or interpreted as a breach by the Manager of its duties to the Company under this Agreement, or an act or omission of such Person constituting bad faith, fraud, intentional misconduct or knowing disregard of the duties of the Manager under this Agreement.

(e)           The Manager shall provide the Company with a management team, along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company hereunder, with the members of such management team devoting such amount of their time to the Company’s management as is reasonably necessary and appropriate for the proper performance of all of the Manager’s duties, commensurate with the Company’s level of activity. The Manager’s management team shall receive no compensation from the Company for their services to the Company in any such capacities, except that the Company may (directly or indirectly) make awards to them pursuant to the Company’s 2017 Equity Compensation Plan or any other equity compensation plan adopted by the Company from time to time, subject to applicable reporting and withholding requirements.  The Manager shall not be obligated to dedicate any of its personnel exclusively to the Company nor shall the Manager or any of its personnel be obligated to dedicate any specific portion of its or their time to the Company or its business, except as necessary to perform the services provided for herein.

(f)            The Manager’s liability under this Agreement shall be as set forth in Section 16.

8.             No Partnership or Joint Venture.  The Company and the Manager are not partners or joint venturers with each other and neither the terms of this Agreement nor the fact that the Company and the Manager have joint interests in any one or more investments, ownership in each other or other interests in any one or more entities or may have common officers or employees or a tenancy relationship shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them.

9.             Fidelity Bond.  The Manager shall not be required to obtain or maintain a fidelity bond in connection with the performance of its services hereunder.

10.          Base Management Fee.  The Manager shall be paid, for the services rendered by it to the Company pursuant to this Agreement, a base management fee (the “Management Fee”) in an amount equal to 1.5% per year (0.375% per quarter) of the Company’s Equity.  The Manager shall compute the Management Fee and deliver a copy thereof to the Board within thirty (30) days following the end of each quarter.  Each installment of the Management Fee shall be paid by the Company within five (5) business days after the Manager’s delivery of the computation of such installment to the Board. The Management Fee, if for a partial quarter, shall be pro-rated based on the number of days during the relevant quarter that this Agreement is in effect.

11.          Incentive Fee.  In addition to the Management Fee, starting in the first full calendar quarter following [•], 2018, the Manager shall be paid quarterly an incentive fee in arrears in cash (the “Incentive Fee”) in an amount, which shall not be less than zero, equal to the difference between:

(a)           the product of (i) twenty percent (20%) and (ii) the difference between (A) the Core Earnings for the most recent twelve (12) month period (or such lesser number of completed calendar quarters, if applicable), including the calendar quarter (or part thereof) for which the calculation of the Incentive Fee is being made, and (B) the product of (1) the Equity in the most recent twelve (12) month period (or such lesser number of completed calendar quarters, if applicable), including the calendar quarter (or part thereof) for which the calculation of the Incentive Fee is being made, and (2) seven percent (7%) per year, and

(b)           the sum of any Incentive Fees paid to the Manager with respect to the first three calendar quarters of the most recent twelve (12) month period (or such lesser number of completed calendar quarters preceding the applicable period, if applicable);

provided, however, that no Incentive Fee shall be payable to the Manager with respect to any calendar quarter unless Core Earnings for the twelve (12) most recently completed calendar quarters (or such lesser number of completed calendar quarters from the IPO Closing Date) in the aggregate is greater than zero.  Shares of beneficial interest of the Company that are entitled to a specific periodic distribution or have other debt characteristics shall not constitute shares of beneficial interest of the Company in clause (i)(B) of the definition of “Equity” for purposes of calculating any Incentive Fee and instead the aggregate distribution amount that accrues in respect of such shares during the applicable period for such calculation shall be subtracted from Core Earnings for purposes of the calculation of the Incentive Fee, to the extent such distribution is not already otherwise excluded from Core Earnings.

The Manager shall compute the Incentive Fee and deliver a copy thereof to the Board within thirty (30) days following the end of each quarter.  Each installment of the Incentive Fee shall be paid by the Company within five (5) business days after the Manager’s delivery of the computation of such installment to the Board.  If the effective termination date of this Agreement does not correspond to the end of a fiscal quarter, the Incentive Fee for the quarter in which the termination occurred shall be calculated for the period beginning on the day after the end of the quarter immediately preceding such effective termination date and ending on such effective termination date, which Incentive Fee shall be calculated using Core Earnings for the 12-month period ending on the effective termination date.

12.          Internal Audit Services.

(a)           The Manager shall provide to the Company, or arrange to be provided by third parties approved by the Company, an internal audit function meeting applicable requirements of the securities exchange on which the Common Shares are principally traded and the SEC and otherwise in scope approved by the Board’s Audit Committee.

(b)           In addition to the Management Fee, Incentive Fee and the reimbursement of costs and expenses to which the Manager is entitled pursuant to other sections of this Agreement, the Company agrees to reimburse RMR and its Affiliates, as applicable, within thirty (30) days of the receipt of the invoice therefor, the Company’s pro rata share (as reasonably agreed to by a majority of the Independent Trustees from time to time but in any event, at least annually) of the following:

(i)            the employment expenses of the director of internal audit and other employees of RMR or its Affiliates engaged in providing internal audit services to the Company, including but not limited to salary, wages, payroll taxes and the cost of employee benefit plans;

(ii)           the reasonable travel and other out-of-pocket expenses of RMR and its Affiliates relating to the activities of the director of internal audit and other employees of RMR or its Affiliates engaged in providing internal audit services to the Company; and

(iii)          the reasonable third party expenses that RMR and its Affiliates incur in connection with the provision of internal audit services to the Company.

In addition, the Manager shall make available (which may be by posting to the Company’s web site) to its and its Affiliates’ officers and employees providing such services to the Company the procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters relating to the Company and for the confidential, anonymous submission by such officers and employees of concerns regarding questionable accounting or auditing matters relating to the Company, as set forth in the Company’s Procedures for Handling Concerns or Complaints about Accounting, Internal Accounting Controls or Auditing Matters, as in effect from time to time.

13.          Additional Services.  If, and to the extent that, the Company shall request the Manager to render services on behalf of the Company other than those required to be rendered by the Manager in accordance with the terms of this Agreement, such additional services shall be compensated separately on terms to be agreed upon by the Manager and the Company (and approved by majority vote of the Independent Trustees) from time to time.

14.          Expenses of the Manager.

(a)           The Manager shall bear the expenses related to the employees of the Manager who provide services to the Company, including the costs of employees of the Manager who originate loans for the Company; provided, that the Company shall pay or reimburse the Manager and its Affiliates, as applicable, for any such expense that (i) is approved by a majority of the Independent Trustees, (ii) is a shared services cost as described in the last paragraph of Section 15 or (iii) relates to awards made under the Company’s 2017 Equity Compensation Plan or any other equity compensation plan adopted by the Company from time to time.

(b)           The Manager (or its Affiliate) shall pay all of the initial organizational costs of the Company’s formation and the expenses of the IPO and concurrent private placement of Common Shares to the Manager, which costs and expenses include the IPO underwriting discounts and commissions, the costs and expenses incurred in connection with the offer and sale of Common Shares in the IPO referenced in Part II, Item 31 of the IPO registration statement, the costs of forming and initially organizing the Company as a Maryland real estate investment trust and the costs of initially establishing the Board and committees thereof.

15.          Expenses of the Company.  Except as expressly otherwise provided in Section 14, the Company shall pay all its costs and expenses and shall reimburse the Manager or its Affiliates, as applicable, for all costs and expenses of the Company’s operations, and, without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses shall be paid by the Company and shall not be paid by the Manager or its Affiliates:

(a)           costs associated with establishing and maintaining any of the Company’s repurchase agreements, bank credit facilities (including term loans and revolving facilities), other financing arrangements or other indebtedness (including commitment fees, accounting fees, legal fees, closing and other similar costs);

(b)           the Company’s taxes and assessments on real and personal property, if any, and all other taxes and assessments applicable to the Company;

(c)           legal, auditing, accounting, tax planning and tax return preparation fees and expenses, and other fees and expenses for professional services;

(d)           underwriting, brokerage, listing, reporting, registration and other fees and expenses and taxes incurred in connection with the issuance, distribution, transfer, trading, registration and listing of the Company’s securities on any securities exchange, including the fees and charges of any printer, engraver, transfer agent, registrar and indenture trustee;

(e)           expenses of organizing, restructuring, reorganizing or liquidating the Company or any of its subsidiaries, or of revising, amending, converting or modifying the Company’s or any of its subsidiary’s organizational documents;

(f)            fees and travel and other expenses paid or reimbursed to Trustees and officers of the Company in their capacities as such and fees and travel and other expenses paid or reimbursed to advisors, contractors, mortgage servicers, consultants, and other agents and independent contractors employed by or on behalf of the Company;

(g)           all costs and expenses relating to the Company’s business operations, including, the costs and expenses of investigating, conducting diligence, acquiring, negotiating, structuring, owning, protecting, maintaining, developing and disposing of investments (whether or not consummated), including the costs of appraisals or other valuation services, foreclosure, insurance premiums, accounting, tax, legal and other professional services, brokerage and sales commissions, maintenance, repair, improvement and local property or investment management;

(h)           all insurance costs incurred in connection with the Company, including directors and officers liability insurance, or in connection with any Trustee or officer indemnity agreement to which the Company is a party;

(i)            expenses related to payments of dividends or interest or contributions in cash or any other form made or caused to be made by the Board to holders of securities of the Company;

(j)            all expenses connected with communications to holders of securities of the Company and other bookkeeping and clerical work necessary to maintain relations with holders of securities of the Company, including the cost of any transfer agent, the cost of preparing, printing, posting, distributing and mailing certificates for securities and proxy solicitation materials and reports to holders of the Company’s securities and other investor relations expenses;

(k)           filing and recording fees for regulatory or governmental filings, approvals and notices;

(l)            any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) by or before any court or governmental agency against the Company;

(m)          any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) by or before any court or governmental agency against any Person in his, her or its capacity as a Trustee, director, partner, member or officer of the Company, except to the extent not permitted pursuant to Maryland Law, the Declaration of Trust or this Agreement;

(n)           expenses relating to any office or office facilities (including disaster backup recovery sites and facilities) for the Company, including but not limited to rent, telephone, utilities, office furniture, equipment, machinery and other overhead type expenses;

(o)           the Company’s allocable share of costs and expenses incurred with respect to market information systems and publications, research publications and materials, including news research and quotation equipment and services;

(p)           the costs and expenses of all equity award or compensation plans or arrangements established by the Company, including the value of awards made by the Company to any officers or employees of the Manager or any of its Affiliates, if any, and payment of any employment or withholding taxes in connection therewith; and

(q)           all other expenses actually incurred by the Manager or any of its Affiliates (except as otherwise specified herein) which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

The Company acknowledges and agrees that concurrently with entering into this Agreement, the Manager will enter into a shared services agreement pursuant to which RMR will provide the Manager with certain facilities, technology and services and with access to the full scope of real estate and public company operations services and expertise available within RMR for use by the Manager in conducting the Company’s operations.  The Company agrees to reimburse the Manager for the shared services costs that the Manager pays to RMR and its affiliates under this shared services agreement, as approved by a majority of the Independent Trustees at least annually. The shared services costs paid by the Manager to RMR and its affiliates under this shared services agreement will include an allocation of RMR’s costs of rent, utilities, office furniture, equipment, machinery, facilities, and other overhead type expenses, the costs of legal, accounting, audit, tax planning and tax return preparation, consulting services, diligence related to the Company’s investments, investor relations and other professional services, personnel and support services shared by the Manager.

16.          Limits of Manager Responsibility; Indemnification; Company Remedies.

(a)           The Manager assumes no responsibility other than to render the services described herein in good faith and shall not be responsible for any action of the Board in following or declining to follow any advice or recommendation of the Manager.  The Manager and its Affiliates, and their respective directors, trustees, officers, shareholders, owners, members, managers, employees and personnel will not be liable to the Company or any of its Trustees, shareholders or subsidiaries, or any of the trustees, directors, shareholders, owners, partners or members of any of the Company’s subsidiaries, for any acts or omissions related to the provision of services to the Company under this Agreement, except by reason of acts or omissions that have been determined in a final, non-appealable decision entered by a court, arbitration panel or other adjudicative body of competent jurisdiction to have constituted bad faith, fraud, intentional misconduct, gross negligence or reckless disregard of the duties of the Manager under this Agreement.

(b)           The Company shall reimburse, indemnify and hold harmless the Manager and its Affiliates, and their respective directors, trustees, officers, shareholders, owners, members, managers, employees and personnel from and against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, including all reasonable attorneys’, accountants’ and experts’ fees and expenses, arising from any acts or omissions related to the provision of services to the Company or the performance of any matter pursuant to an instruction by the Board, except to the extent there is a final, non-appealable decision entered by a court, arbitration panel or other adjudicative body of competent jurisdiction that such acts or omissions constituted bad faith, fraud, intentional misconduct, gross negligence or reckless disregard of the duties of the Manager under this Agreement.  Without limiting the foregoing, the Company shall promptly advance expenses incurred by the indemnitees referred to in this Section 16 for matters referred to in this Section 16, upon request for such advancement.  In addition, and without limitation of the foregoing, the Manager and its Affiliates and their respective directors, trustees, officers, shareholders, owners, members, managers, employees and personnel will not be liable for trade errors that may result from ordinary negligence, including errors in the investment decision making or trade processes.

17.          Term; Renewal; Termination Without Cause.

(a)           This Agreement shall become effective upon the IPO Closing Date and shall continue in force and effect, unless terminated in accordance with the terms hereof, until December 31, 2020 (the “Initial Term”).  On January 1, 2021 and each January 1 thereafter (each, a “Renewal Date”), the term of this Agreement shall be deemed automatically renewed for an additional one year term (an “Automatic Renewal Term”), unless the Company or the Manager elects not to renew this Agreement in accordance with Section 17(b) or (d), respectively.

(b)           Upon written notice delivered to the Manager not less than one hundred eighty (180) days prior to the expiration of the Initial Term or any Automatic Renewal Term (the “Termination Notice”), the Company may, without a Cause Event, decline to renew this Agreement at such expiration (any such nonrenewal, a “Termination Without Cause”) upon the affirmative vote of at least two-thirds (2/3) of the Independent Trustees based upon their determination that (i) the Manager’s performance is unsatisfactory and materially detrimental to the Company or (ii) the Management Fee and Incentive Fee, taken as a whole, payable to the Manager are not fair to the Company.  As a condition precedent to the Company’s right to terminate this Agreement pursuant to Section 17(b)(ii), the Company shall first afford the Manager the opportunity to renegotiate the Management Fee and/or Incentive Fee if the Manager so elects by giving written notice to the Company not less than one hundred twenty (120) days prior to the next Renewal Date of the Manager’s intention to renegotiate the Management Fee and/or the Incentive Fee (a “Notice of Proposal to Negotiate”), in which case, the Company and Manager shall proceed in accordance with Section 17(c).  In the event of a Termination Without Cause, and provided in the case of a termination pursuant to Section 17(b)(ii) that the Company and Manager have not agreed to a revised Management Fee, Incentive Fee or other compensation structure, the Company shall pay the Manager the Termination Fee on or before the last day of the Initial Term or Automatic Renewal Term, as the case may be (the “Effective Termination Date”).

(c)           If the Manager gives to the Company a Notice of Proposal to Negotiate, the Company and the Manager shall promptly endeavor to negotiate the Management Fee and/or the Incentive Fee in good faith.  Provided that the Company and the Manager agree to a revised Management Fee, Incentive Fee or other compensation structure within sixty (60) days following the Company’s receipt of the Notice of Proposal to Negotiate, the Termination Notice from the Company shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except that the Management Fee, the Incentive Fee or other compensation structure shall be the revised Management Fee, Incentive Fee or other compensation structure as then agreed upon by the Company and the Manager. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised Management Fee, Incentive Fee or other compensation structure promptly upon reaching an agreement regarding same. In the event that the Company and the Manager, after negotiations in good faith, are unable to agree to a revised Management Fee, Incentive Fee or other compensation structure during such sixty (60) day period, this Agreement shall terminate on the Effective Termination Date and the Company shall be obligated to pay the Manager the Termination Fee upon the Effective Termination Date.

(d)           No later than one hundred eighty (180) days prior to the expiration of the Initial Term or the then current Automatic Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. The Company is not required to pay to the Manager the Termination Fee if the Manager terminates this Agreement pursuant to this Section 17(d).

(e)           Except as set forth in this Section 17, a nonrenewal of this Agreement pursuant to this Section 17 shall be without any further liability or obligation of any party to the other, except as provided in Sections 4, 7(d), 7(e), 12, 15, 16, 19 and 20 of this Agreement.

(f)            In addition to other actions on termination of this Agreement, for up to one hundred twenty (120) days following the expiration of this Agreement in accordance with the terms hereof, the Manager shall, at the Company’s expense, cooperate with the Company and use commercially reasonable efforts to facilitate the orderly transfer of management and other services provided under this Agreement to employees of the Company or to its designee, including the transfer of bookkeeping and accounting functions and legal and regulatory compliance and reporting.  In connection therewith, the Manager shall assign to the Company, and the Company shall assume, any authorized agreements the Manager executed in its name on behalf of the Company and the Manager shall assign to the Company all proprietary information with respect to the Company.

(g)           The provisions of this Section 17 shall not apply as a limitation on the amount which may be paid by agreement of the Company and the Manager in connection with a transaction pursuant to which any assets or going business values of the Manager are acquired by the Company in association with termination of this Agreement and the Termination Fee is owed in addition to any amounts otherwise payable to the Manager under this Agreement as compensation for services and for expenses of or reimbursement due to the Manager through the date of termination.  Also, payment of the Termination Fee shall not affect other rights and obligations under Sections 2, 13, 16, 17, 19 and 20 of this Agreement or otherwise between the Company and the Manager.

18.          Termination for a Cause Event or Material Breach.

(a)           The Company may terminate this Agreement, without payment of the Termination Fee, effective upon thirty (30) days’ prior written notice of termination from the Company to the Manager, upon the occurrence of a Cause Event.

(b)           The Manager may terminate this Agreement, effective upon sixty (60) days’ prior written notice of termination to the Company for a Material Breach, in which case the Company is required to pay the Manager the Termination Fee upon the effective date of such termination.

(c)           The Manager may terminate this Agreement if the Company becomes required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case the Company is not required to pay the Manager the Termination Fee.

19.          Action Upon Termination.  From and after the effective date of termination of this Agreement pursuant to Section 17 or 18, the Manager shall not be entitled to compensation for further services pursuant to Section 10 or 11, but the Manager shall be paid all compensation due for services performed prior to the effective date of such termination and, if this Agreement is terminated pursuant to Section 18(b) or not renewed pursuant to Section 17(b), the Termination Fee.  Upon such termination, the Manager shall, as promptly as practicable:

(a)           pay over to the Company all monies collected and held for the account of the Company by the Manager pursuant to this Agreement, after deducting therefrom any accrued Management Fee, Incentive Fee, Termination Fee and any reimbursement for costs or expenses to which it or any of its Affiliates is then entitled;

(b)           deliver to the Board a full and complete accounting, including a statement showing all payments collected by it and a statement of all monies held by it for the Company for the period commencing with the date following the date of its last accounting to the Board; and

(c)           deliver to the Board all property and documents of the Company then in its custody or possession; provided, that the Manager shall be permitted to retain copies of such documents for its records.

The Manager shall compute the accrued and unpaid Management Fee and Incentive Fee and, to the extent applicable, the Termination Fee and deliver to the Board within thirty (30) days following the effective date of termination. The accrued and unpaid Management Fee and Incentive Fee and, to the extent applicable, Termination Fee shall be paid by the Company within five (5) business days after the Manager’s delivery of such computation to the Board.

20.          Release of Money or Other Property Upon Written Request. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company under this Agreement, the Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than thirty (30) days following such request. Upon delivery of such money or other property to the Company, the Manager shall not be liable to the Company, the Board, or the Company’s shareholders for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with this Section 20. The Company shall indemnify the Manager and its Affiliates, and their respective directors, trustees, officers, shareholders, owners, members, managers, employees and personnel from and against any and all losses, damages, liabilities, demands, charges and claims of any nature whatsoever, including all reasonable attorneys’, accountants’ and experts’ fees and expenses, which arise in connection with the Manager’s proper release of such money or other property to the Company in accordance with the terms of this Section 20.  Indemnification pursuant to this Section 20 shall be in addition to any right of the Manager to indemnification under Section 16 of this Agreement.

21.          Board Action.  Wherever action on the part of the Board is contemplated by this Agreement, action by a majority of the Board, including a majority of the Independent Trustees, shall constitute the action provided for herein.

22.          TRUSTEES AND SHAREHOLDERS NOT LIABLE.  THE DECLARATION OF TRUST, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS OR SUPPLEMENTS THERETO, IS DULY FILED WITH THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME TREMONT MORTGAGE TRUST REFERS TO THE TRUSTEES COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY.  NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE COMPANY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE COMPANY.  ALL PERSONS OR ENTITIES DEALING WITH THE COMPANY, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE COMPANY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

23.          Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, (a) upon confirmation of receipt when transmitted by facsimile transmission, (b) on the next business day if transmitted by a nationally recognized overnight courier or (c) on the third (3rd) business day following mailing by first class mail, postage prepaid, in each case as follows (or at such other United States address or facsimile number for a party as shall be specified by like notice):

If to the Company:

Tremont Mortgage Trust
Two Newton Place
255 Washington Street
Newton, Massachusetts 02458

Attn:  Secretary and Board of Trustees
Facsimile:  (617) [•]

If to the Manager:

Tremont Realty Advisors LLC
Two Newton Place
255 Washington Street
Newton, Massachusetts 02458
Attn:  President and Chief Executive Officer
Facsimile:  (617) [•]

24.          Amendments.  This Agreement shall not be amended, changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by each of the parties hereto, or by their respective successors or assigns, or otherwise as provided herein.

25.          Assignment.  Neither party may assign this Agreement or its rights hereunder or delegate its duties hereunder without the written consent of the other party, except that the Manager may assign this Agreement or delegate any of its duties hereunder to any subsidiary of RMR or delegate its duties hereunder so long as such subsidiary is then Controlled by RMR. Nothing herein shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

26.          Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, any successors or permitted assigns of the parties hereto as provided herein.

27.          No Third Party Beneficiary.  Except as otherwise provided in Sections 12, 15, 16, 20 and 29, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

28.          Governing Law.  The provisions of this Agreement and any Dispute, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Maryland without regard to principles of conflicts of law.

29.          Arbitration.

(a)           Procedures for Arbitration of Disputes.  Any disputes, claims or controversies arising out of or relating to this Agreement, the provision of services by the Manager or its Affiliates pursuant to this Agreement or the transactions contemplated hereby, including any disputes, claims or controversies brought by or on behalf of the Company, the Manager or RMR or any holder of equity interests (which, for purposes of this Section 29, shall mean any holder of record or any beneficial owner of equity interests or any former holder of record or beneficial owner of equity interests) of the Company, the Manager or RMR, either on his, her or its own behalf, on behalf of the Company, the Manager or RMR or on behalf of any series or class of equity interests of the Company, the Manager or RMR or holders of equity interests of the Company, the Manager or RMR against the Company, the Manager or RMR or any of their respective trustees, directors, members, officers, managers (including the Manager or its successor), agents or employees, including any disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, including this arbitration agreement or, to the maximum extent permitted by Maryland Law, the governing documents of the Company, the Manager or RMR (all of which are referred to as “Disputes”) or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute or Disputes, be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”) then in effect, except as those Rules may be modified in this Section 29.  For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against the trustees, directors, officers or managers of the Company, the Manager or RMR and class actions by a holder of equity interests against those individuals or entities and the Company, the Manager or RMR.  For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.  For purposes of this Section 29, the term “equity interest” shall mean (i) in respect of the Company, shares of beneficial interest of the Company, (ii) shares of “membership interests” in an entity that is a limited liability company, (iii) general partnership interests in an entity that is a partnership, (iv) shares of capital stock of an entity that is a corporation and (v) similar equity ownership interests in other entities.

(b)           Arbitrators.  There shall be three (3) arbitrators.  If there are only two (2) parties to the Dispute, each party shall select one (1) arbitrator within fifteen (15) days after receipt by respondent of a copy of the demand for arbitration.  The arbitrators may be affiliated or interested persons of the parties.  If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one (1) arbitrator within fifteen (15) days after receipt of the demand for arbitration.  The arbitrators may be Affiliates or interested persons of the claimants or the respondents, as the case may be.  If either a claimant (or all claimants) or a respondent (or all respondents) fail(s) to timely select an arbitrator then the party (or parties) who has selected an arbitrator may request the AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date AAA provides the list to select one (1) of the three (3) arbitrators proposed by AAA.  If the party (or parties) fail(s) to select the second (2nd) arbitrator by that time, the party (or parties) who have appointed the first (1st) arbitrator shall then have ten (10) days to select one (1) of the three (3) arbitrators proposed by AAA to be the second (2nd) arbitrator; and, if he/they should fail to select the second (2nd) arbitrator by such time, AAA shall select, within fifteen (15) days thereafter, one (1) of the three (3) arbitrators it had proposed as the second (2nd) arbitrator.  The two (2) arbitrators so appointed shall jointly appoint the third (3rd) and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second (2nd) arbitrator.  If the third (3rd) arbitrator has not been appointed within the time limit specified herein, then AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

(c)           Place of Arbitration.  The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.

(d)           Discovery.  There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.  For the avoidance of doubt, it is intended that there shall be no depositions and no other discovery other than limited documentary discovery as described in the preceding sentence.

(e)           Awards.  In rendering an award or decision (an “Award”), the arbitrators shall be required to follow the Laws of the State of Maryland without regard to principles of conflicts of law.  Any arbitration proceedings or Award and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  An Award shall be in writing and shall state the findings of fact and conclusions of law on which it is based.  Any monetary Award shall be made and payable in U.S. dollars free of any tax, deduction or offset.  Subject to Section 29(g), each party against which an Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of such Award or such other date as such Award may provide.

(f)            Costs and Expenses.  Except to the extent expressly provided by this Agreement or as otherwise agreed by the parties thereto, to the maximum extent permitted by Maryland Law, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an Award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of the Trustee’s, Company’s, RMR’s or the Manager’s, as applicable, Award to the claimant or the claimant’s attorneys.  Each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third (3rd) appointed arbitrator.

(g)           Appeals.  Notwithstanding any language to the contrary in this Agreement, an Award, including but not limited to, any interim Award, may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (the “Appellate Rules”).  An Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired.  Appeals must be initiated within thirty (30) days of receipt of an Award by filing a notice of appeal with any AAA office.  Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof.  For the avoidance of doubt, and despite any contrary provision of the Appellate Rules, Section 29(f) hereof shall apply to any appeal pursuant to this Section 29 and the appeal tribunal shall not render an Award that would include shifting of any costs or expenses (including attorneys’ fees) of any party.

(h)           Final and Binding.  Following the expiration of the time for filing the notice of appeal, or the conclusion of the appeal process set forth in Section 29(g), an Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between those parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon an Award may be entered in any court having jurisdiction.  To the maximum extent permitted by Law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any Award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(i)            Beneficiaries.  This Section 29 is intended to benefit and be enforceable by the Company, the Manager, RMR and their respective holders of equity interests, trustees, directors, officers, managers (including the Manager or its successor), agents or employees, and their respective successors and assigns and shall be binding upon the Company, the Manager, RMR and their respective holders of equity interests, and be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

30.          Consent to Jurisdiction and Forum.  The exclusive jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall lie in the Circuit Court for Baltimore City, Maryland (or, if no state court located within the State of Maryland has subject matter jurisdiction, the U.S. District Court for Maryland).  Each of the parties hereby irrevocably and unconditionally agree to request or consent to the assignment of any such proceeding to the Business and Technology Case Management Program of the Circuit Court for Baltimore City, Maryland.  By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action.  The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action.  The parties further agree and consent to the service of any process required by any such court by delivery of a copy thereof in accordance with Section 23 and that any such delivery shall constitute valid and lawful service of process against it, without necessity for service by any other means provided by statute or rule of court.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PROVISION OF SERVICES BY THE MANAGER PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  Notwithstanding anything herein to the contrary, if a demand for arbitration of a Dispute is made pursuant to Section 29, this Section 30 shall not preempt resolution of the Dispute pursuant to Section 29.

31.          Captions; Interpretation.  The captions included herein have been inserted for ease of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement. In this Agreement, unless the context otherwise requires, (i) words used in the singular or in the plural include both the plural and singular, (ii) references to this Agreement and all expressions like “herein”, “hereof” and “hereunder” shall be deemed to refer to this Agreement and all exhibits as amended from time to time, including as affected by any such amendment, (iii) “or”, “either” and “any” are not exclusive, (iv) “including” and its variants mean “including, without limitation,” and its variants, (v) references to “written,” “in writing” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, (vi) all pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require, (vii) “Sections” refer to Sections of this Agreement unless otherwise specified, and (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.”  The agreements of the Company set forth herein are on behalf of itself and its subsidiaries.

32.          Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any pre-existing agreements with respect to such subject matter.

33.          Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

34.          Survival.  The provisions of Section 2 (limited to the obligation of the Company to indemnify the Manager and its Affiliates for matters provided thereunder), Section 12(b) and Section 15 through and including Section 35 of this Agreement shall survive the termination hereof.  Any termination of this Agreement shall be without prejudice to the rights of the parties hereto accrued prior to the termination or upon termination.

35.          Equal Employment Opportunity Employer.  The Manager is an equal employment opportunity employer and complies with all applicable state and federal Laws to provide a work environment free from discrimination and without regard to race, color, sex, sexual orientation, national origin, ancestry, religion, creed, physical or mental disability, age, marital status, veteran’s status or any other basis protected by applicable Laws.

[Signature Page To Follow]

IN WITNESS WHEREOF, the parties have executed this Management Agreement as of the date first above written.

TREMONT MORTGAGE TRUST

By:
Name:
Title:

TREMONT REALTY ADVISORS LLC

By:
Name:
Title:

SOLELY IN RESPECT OF SECTION 29:

THE RMR GROUP INC.,
on behalf of itself and each of its consolidated subsidiaries

By:
Name:
Title:

Exhibit A

Definitions

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.  All capitalized terms used in this Exhibit A, but not defined in this Exhibit A, shall have the respective meanings given to those terms elsewhere in this Agreement.  Unless otherwise noted, all section references in this Exhibit A refer to sections in the Agreement.

(a)           “1940 Act” shall mean the Investment Company Act of 1940, as amended.

(b)           “AAA” shall have the meaning set forth in Section 29(b).

(c)           “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, the first Person.

(d)           “Agreement” shall have the meaning set forth in the preamble.

(e)           “Appellate Rules” shall have the meaning set forth in Section 29(g).

(f)            “Automatic Renewal Term” shall have the meaning set forth in Section 17(a).

(g)           “Award” shall have the meaning set forth in Section 29(e).

(h)           “Board” shall mean the board of trustees of the Company as constituted from time to time.

(i)            “Cause Event” shall mean:  (i) a final judgment by any court or governmental body of competent jurisdiction not stayed or vacated within thirty (30) days that the Manager, its agents or its assignees has committed a felony or a material violation of applicable securities laws that has a material adverse effect on the business of the Company and its subsidiaries, taken as a whole, or the ability of the Manager to perform its duties under the terms of this Agreement; (ii) an order for relief in an involuntary bankruptcy case relating to the Manager or the Manager authorizing or filing a voluntary bankruptcy petition; (iii) the dissolution of the Manager, or (iv) a determination that the Manager has (A) committed; fraud against the Company, (B) misappropriated or embezzled funds of the Company, or (C) acted, or failed to act, in a manner constituting bad faith, fraud, intentional misconduct, gross negligence or reckless disregard of the duties of the Manager under this Agreement; provided, however, that if any of the actions or omissions described in this clause (iv) are caused by an employee and/or officer of the Manager or one of its Affiliates and the Manager takes all necessary action against such Person and cures the damage caused by such actions or omissions within thirty (30) days of such determination, then such event shall not constitute a Cause Event.

(j)            “Code” shall mean the Internal Revenue Code of 1986, as amended, and any regulations and rulings thereunder.

(k)           “Common Shares” shall mean the common shares of beneficial interest of the Company, $0.01 par value per share.

(l)            “Company” means Tremont Mortgage Trust, a Maryland real estate investment trust, and, unless the context otherwise requires, includes its subsidiaries.

(m)          “Control” of an entity, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities, by contract or otherwise and the participles “Controls” and “Controlled” have parallel meanings.

(n)           “Core Earnings” shall mean net income (or loss) attributable to holders of Common Shares, computed in accordance with GAAP, including realized losses not otherwise included in GAAP net income (loss), and excluding:  (i) the Incentive Fees (if any) earned by the Company pursuant to this Agreement; (ii) depreciation and amortization (if any); (iii) non-cash equity compensation expense (if any); (iv) unrealized gains, losses and other similar non-cash items that are included in or deducted from net income or in other comprehensive income or loss under GAAP; and (v) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items, in each case after discussions between the Manager and the Independent Trustees and approved by a majority of the Independent Trustees.  For the avoidance of doubt, the exclusion of depreciation and amortization from the calculation of “Core Earnings” shall only apply with respect to real property owned by the Company.

(o)           “Declaration of Trust” shall mean the Company’s Declaration of Trust, as defined in Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland.

(p)           “Disputes” shall have the meaning set forth in Section 29(a).

(q)           “Effective Termination Date” shall have the meaning set forth in Section 17(b).

(r)            “Equity” shall mean (i) the sum of (A) the proceeds received by the Company from the IPO and the concurrent private placement of its Common Shares, plus (B) the net proceeds received by the Company from any future sale or issuance of any class or series of the Company’s shares of beneficial interest, plus (C) the Company’s cumulative Core Earnings for the period commencing on the IPO Closing Date to the end of the most recent calendar quarter, less (ii) (A) any distributions previously paid to the holders of Common Shares, (B) any Incentive Fee previously paid by the Company to the Manager and (C) any amount paid by the Company to repurchase its Common Shares.  All items in the foregoing sentence (other than clause (i)(C)) shall be calculated on a daily weighted average basis.

(s)            “equity interest” shall have the meaning set forth in Section 29(a).

(t)            “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(u)           “GAAP” shall mean generally accepted accounting principles in effect in the United States on the date such principles are applied.

(v)           “Incentive Fee” shall have the meaning set forth in Section 11.

(w)          “Independent Trustees” shall have the meaning ascribed to it in the Declaration of Trust.

(x)           “Initial Term” shall have the meaning set forth in Section 17(a).

(y)           “IPO” means the initial public offering of Common Shares pursuant to the Company’s registration statement on Form S-11 (File No. 333-219205), as amended.

(z)           “IPO Closing Date” means the date of the closing of the Company’s sale of Common Shares to the underwriters in the IPO.

(aa)         “Law” shall mean any law, statute, ordinance, rule, regulation, directive, code or order enacted, issued, promulgated, enforced or entered by any governmental entity.

(bb)         “Management Fee” shall have the meaning set forth in Section 10.

(cc)         “Manager” shall have the meaning set forth in the preamble.

(dd)         “Material Breach” shall mean: (i) a default by the Company in the performance or observance of any material term, condition or covenant contained in this Agreement to be performed by the Company, the consequence of which was materially adverse to the Manager and which did not result from and was not attributable to any action, or failure to act, of the Manager, and such default shall continue for a period of thirty (30) days after written notice thereof by the Manager specifying such default and requesting that the same be remedied in such thirty (30) day period; (ii) the Company materially reduces the duties and responsibilities historically performed by the Manager or materially reduces the scope of the authority of the Manager as historically exercised by the Manager under this Agreement; or (iii) the Company ceases or takes steps to cease to conduct the business of originating or investing in commercial real estate loans.

(ee)         “Notice of Proposal to Negotiate” shall have the meaning set forth in Section 17(b).

(ff)          “Person” shall mean an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

(gg)         “Publicly Owned REIT” means a REIT which has a class of equity securities registered under the Exchange Act or listed or quoted for trading on a securities exchange that is registered as a national securities exchange under the Exchange Act.

(hh)         “REIT” shall mean a real estate investment trust, as defined by the Code.

(ii)           “Renewal Date” shall have the meaning set forth in Section 17(a).

(jj)           “RMR” shall mean The RMR Group Inc., a Maryland corporation, its consolidated subsidiaries and its successors and assigns together and each individually.

(kk)         “Rules” shall have the meaning set forth in Section 29(a).

(ll)           “SEC” shall mean the United States Securities and Exchange Commission.

(mm)      “Securities Act” shall mean the Securities Act of 1933, as amended.

(nn)         “Termination Fee” means a termination fee equal to (i) three times the sum of (A) the average annual Management Fee and (B) the average annual Incentive Fee, in each case paid or payable to the Manager during the twenty-four (24) month period immediately preceding the most recently completed calendar quarter prior to the Effective Termination Date or, if such termination occurs prior to [•], 2019, the Management Fee and the Incentive Fee will be annualized for such twenty-four (24) month period based on such fees earned by the Manager during the period from the IPO Closing Date through the most recently completed calendar quarter prior to the Effective Termination Date, plus (ii) an amount equal to the Manager’s expenditures paid pursuant to Section 14(b).

(oo)         “Termination Notice” shall have the meaning set forth in Section 17(b).